Exhibit 99.1
Tilly's, Inc. Announces Fiscal 2020 Third Quarter Operating Results,
Provides Fourth Quarter Business Update

Irvine, CA – December 3, 2020 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the third quarter and first thirty-nine weeks of fiscal 2020 ended October 31, 2020.
"The third quarter finished strong following a weak start in August resulting from delays in back-to-school timing this year, and this positive momentum carried into the early stages of the fourth quarter," commented Ed Thomas, President and Chief Executive Officer. "With all of our stores closed on Thanksgiving and with reduced operating hours and significant restrictions on customer traffic on Black Friday this year as a result of the pandemic, we saw much lower sales compared to last year for those two days. However, sales in physical stores have been positive each day since Black Friday. Our e-com sales have remained strong during both the third and fourth quarters."

Third Quarter Results Overview
The following comparisons refer to operating results for the third quarter of fiscal 2020 versus the third quarter of fiscal 2019 ended November 2, 2019:
•Total net sales were $140.3 million, a decrease of $14.5 million or 9.4%, compared to $154.8 million last year. These results were negatively influenced by delayed back-to-school timing this year, restrictions on store customer traffic and operating hours, and the government-mandated closure of 33 California stores for a portion of the third quarter. Compared to the respective fiscal months of last year, August net sales decreased by 35%, followed by a 22% increase in September net sales and a 10% increase in October net sales.
◦Net sales from physical stores were $104.6 million, a decrease of $27.5 million or 20.8%, compared to $132.1 million last year. Store traffic decreased by 34% compared to last year's third quarter, partially offset by a low double-digit percentage increase in conversion rate and a high single-digit percentage increase in average transaction value. Net sales from stores represented 74.5% of total net sales compared to 85.3% of total net sales last year. The Company ended the third quarter of fiscal 2020 with 238 total stores, including one RSQ-branded pop-up store and one RSQ Skate store, all of which were open to the public, but subject to government restrictions on operating hours and customer traffic as a result of the COVID-19 pandemic. This compares to 232 total stores, including one RSQ-branded pop-up store, all of which were open to the public without restrictions, last year.
◦Net sales from e-commerce were $35.7 million, an increase of $13.0 million or 57.3% compared to approximately $22.7 million last year. E-commerce net sales represented 25.5% of total net sales compared to 14.7% last year.
•Gross profit was $40.7 million, or 29.0% of net sales, compared to $47.2 million, or 30.5% of net sales last year. Product margins improved 70 basis points as a percentage of net sales primarily due to improved full-price selling on e-commerce and reduced markdowns overall compared to last year. Buying, distribution and occupancy costs deleveraged by 220 basis points collectively against lower total sales. Distribution costs deleveraged 120 basis points as a percentage of net sales primarily due to an increase in e-commerce shipping costs of $1.5 million resulting from a greater volume of e-commerce orders. Occupancy costs deleveraged 110 basis points as a percentage of net sales despite being reduced by $1.0 million. Buying costs leveraged 10 basis points as a percentage of net sales.
•Selling, general and administrative expenses ("SG&A") were $37.1 million, or 26.5% of net sales, compared to $39.5 million, or 25.5% of net sales, last year. The $2.3 million decrease in SG&A was primarily due to reduced store payroll and related benefits expenses of $3.9 million resulting from the various periods of store closures during the quarter, reduced staffing levels upon reopening of stores and a $1.2 million payroll tax credit from the Coronavirus Aid, Relief, and Economic Stimulus Act (the "CARES Act"). Most other expenses were also reduced compared to last year. These expense decreases were partially offset by higher e-commerce marketing and fulfillment expenses of approximately $2.3 million associated with significant growth in e-commerce orders compared to last year, and a disputed $1.7 million sales tax assessment received from the State of California relating to past years.
•Operating income was $3.5 million, or 2.5% of net sales, compared to operating income of $7.7 million, or 5.0% of net sales, last year. The decrease in operating income was primarily attributable to the impacts of the COVID-19 pandemic on our business as noted above.
•Income tax expense was $1.4 million, or 39.8% of pre-tax income, compared to $2.2 million, or 25.9% of pre-tax income, last year. The increase in the effective income tax rate for fiscal 2020 is primarily due to the anticipated income tax benefit from the CARES Act, which provides for net operating losses in fiscal 2020 to be carried back to earlier tax years with higher tax rates than the current year.
•Net income was $2.1 million, or $0.07 per diluted share, compared to $6.4 million, or $0.21 per diluted share, last year.

Year-to-Date Results Overview
The following comparisons refer to operating results for the first thirty-nine weeks of fiscal 2020 versus the first thirty-nine weeks of fiscal 2019 ended November 2, 2019:
•Total net sales were $353.4 million, a decrease of $93.4 million or 20.9%, compared to $446.8 million last year as a result of the various periods of store closures resulting from the COVID-19 pandemic.
◦Net sales from physical stores were $235.3 million, a decrease of $146.3 million or 38.3%, compared to $381.6 million last year. In terms of total available store operating days in fiscal 2020, physical stores were open for 50% of the first quarter, 65% of the second quarter, and 94% of the third quarter. Net sales from stores represented 66.6% of total net sales compared to 85.4% of total net sales last year.
◦Net sales from e-commerce were $118.1 million, an increase of $52.9 million or 81.1% compared to approximately $65.2 million last year. E-commerce net sales represented 33.4% of total net sales compared to 14.6% last year.
•Gross profit was $83.9 million, or 23.7% of net sales, compared to $134.6 million, or 30.1% of net sales last year. Product margins were flat to last year. Occupancy costs deleveraged 400 basis points as a percentage of net sales, despite being reduced by $1.8 million and having six additional stores compared to last year, against lower total net sales. Distribution costs deleveraged 220 basis points as a percentage of net sales primarily due to an increase in e-commerce shipping charges of $5.4 million resulting from a greater volume of e-commerce orders. Buying costs deleveraged 20 basis points as a percentage of net sales.
•SG&A expenses were $101.1 million, or 28.6% of net sales, compared to $114.6 million, or 25.7% of net sales, last year. The $13.5 million decrease in SG&A was primarily due to reduced store payroll and related benefits expenses of $16.3 million resulting from the various periods of pandemic-related store closures this year and reduced staffing levels upon reopening of stores. Most other expenses were also reduced compared to last year. These expense reductions were partially offset by higher e-commerce marketing and fulfillment expenses of approximately $7.4 million associated with significant growth in e-commerce orders compared to last year.
•Operating loss was $(17.2) million, or (4.9)% of net sales, compared to operating income of $20.0 million, or 4.5% of net sales, last year. The decrease in operating results was primarily attributable to the impacts of the COVID-19 pandemic on our business as noted above.

•Income tax benefit was $6.4 million, or 39.2% of pre-tax loss, compared to income tax expense of $5.9 million, or 26.6% of pre-tax income, last year. The increase in the effective income tax rate for fiscal 2020 is primarily due to the anticipated income tax benefit from the CARES Act, as previously noted.
•Net loss was $(10.0) million, or $(0.34) per share, compared to net income of $16.3 million, or $0.55 per diluted share, last year.

Balance Sheet and Liquidity
As of October 31, 2020, the Company had $125.3 million of cash and marketable securities, including $12.4 million of withheld store lease payments and no debt outstanding, compared to $130.1 million and no withheld store lease payments and no debt outstanding as of the same date last year. The Company ended the third quarter of fiscal 2020 with merchandise inventories per square foot down 7.4% compared to last year.
As previously announced, on November 9, 2020, the Company entered into a new credit agreement with Wells Fargo Bank N.A., which includes a $65.0 million credit facility (the "ABL Facility") and which replaced the Company's existing credit agreement. The ABL Facility bears interest on borrowings at LIBOR plus 200 to 225 basis points, depending on usage and remaining availability, and includes an unused credit fee of 37.5 to 50 basis points, also depending on remaining availability. Total allowable borrowings under the ABL Facility are determined monthly as the lesser of $65.0 million and a percentage of eligible merchandise inventories and accounts receivable. The ABL Facility is secured by substantially all Company assets. Pursuant to the terms of the ABL Facility, the Company is prohibited from declaring or paying any cash dividends to its stockholders or repurchasing its own common stock, in each case until November 9, 2021. As of December 2, 2020, the Company had no borrowings outstanding under the ABL Facility.

Fiscal 2020 Fourth Quarter Business Update
At this time, the Company cannot predict with any certainty what future customer traffic or comparable store net sales results will be in light of continuing uncertainties surrounding the COVID-19 pandemic, including but not limited to its impacts on consumer behavior and the Company's ability to continue to operate some or all of its stores or its e-commerce business at any point in time, particularly in light of the recent increases in the number of cases across the United States. As a result, the Company cannot provide any specific sales or earnings guidance. However, the Company is providing the following updates regarding its fiscal 2020 fourth quarter business:
•The Company's total comparable net sales for the fourth quarter of fiscal 2020 through December 1, 2020, were $56.0 million, a slight decrease of $0.3 million or 0.6%, compared to $56.3 million for last year's fourth quarter through December 3, 2019, which is the comparable fiscal date last year. Due to the impacts of the COVID-19 pandemic, including higher unemployment and anticipated reductions in consumer spending compared to last year, the Company expects its fiscal 2020 fourth quarter net sales will be lower overall compared to the Company's reported net sales of $172.5 million for the fourth quarter of fiscal 2019.
•Comparable net sales from physical stores, including all periods of store closures, for the fourth quarter of fiscal 2020 through December 1, 2020, were $36.7 million, a decrease of $6.1 million or 14.2% compared to $42.8 million for the comparable period last year. Store traffic has decreased by 29% compared to the corresponding period of last year, partially offset by a high single-digit percentage increase in conversion rate and a low double-digit percentage increase in average transaction value.
•Net sales from e-commerce were $19.3 million for the fourth quarter of fiscal 2020 through December 1, 2020, an increase of $5.7 million or 42.4%, compared to $13.5 million for the comparable period last year.
•As of December 2, 2020, the Company had $138.6 million of cash and marketable securities, including an aggregate of $4.4 million of withheld store lease payments and no debt outstanding,

compared to $143.7 million with no withheld store lease payments and no debt outstanding as of December 4, 2019, which is the comparable fiscal date last year. Based on all currently available information, the Company believes the combination of its cash, marketable securities, and credit facility availability will be sufficient to support its operations for at least the next twelve months.
The results of operations noted above thus far in the fourth quarter of fiscal 2020 are not necessarily indicative of results to be expected for the fourth quarter as a whole, especially in light of the uncertainties surrounding the impacts of the COVID-19 pandemic, including but not limited to our ability to continue operating some or all of our stores or e-commerce, significant restrictions on store customer traffic and operating hours, anticipated reductions in consumer spending, and higher unemployment compared to last year's fourth quarter.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, December 3, 2020, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international) at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.
A telephone replay of the call will be available until December 17, 2020, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13712907. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 239 total stores, including one RSQ-branded pop-up store and one RSQ Skate store, across 33 states, as well as its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on us, our operations, or our future financial condition or operating results, the actions taken or to be taken in response to the COVID-19 pandemic, and the impacts thereof on us, our operations, or our future financial condition or operating results, expectations regarding customer traffic and sales activities once stores have reopened, the effects of guidance from local, state and federal governments and health organizations on our future business operations, the possibility of repaying withheld store rents, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (or other weather, epidemics, pandemics, or other public health issues) on our business and operations, and our ability to respond thereto (including any surges in the number of cases related thereto), our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, realize anticipated, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our

Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	October 31, 2020	February 1, 2020	November 2, 2019
ASSETS
Current assets:
Cash and cash equivalents	$99,309	$70,137	$67,596
Marketable securities	25,987	69,780	62,476
Receivables	11,397	7,485	9,060
Merchandise inventories	65,936	56,901	70,337
Prepaid expenses and other current assets	5,557	4,561	6,499
Total current assets	208,186	208,864	215,968
Operating lease assets	235,369	263,649	255,776
Property and equipment, net	54,756	66,176	70,568
Other assets	9,150	7,951	2,521
Total assets	$507,461	$546,640	$544,833
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,245	$20,562	$37,461
Accrued expenses	21,984	20,755	19,482
Deferred revenue	11,051	11,761	8,521
Accrued compensation and benefits	10,096	7,190	7,487
Dividends payable	—	29,677	—
Current portion of operating lease liabilities	62,747	55,321	54,512
Total current liabilities	142,123	145,266	127,463
Noncurrent operating lease liabilities	214,052	240,755	234,885
Other	80	718	942
Total liabilities	356,255	386,739	363,290
Stockholders’ equity:
Common stock (Class A)	22	22	22
Common stock (Class B)	8	8	8
Preferred stock	—	—	—
Additional paid-in capital	154,894	153,377	151,711
(Accumulated deficit) Retained earnings	(3,736)	6,280	29,684
Accumulated other comprehensive income	18	214	118
Total stockholders’ equity	151,206	159,901	181,543
Total liabilities and stockholders’ equity	$507,461	$546,640	$544,833

Tilly’s, Inc.
Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net sales	$140,275	$154,780	$353,409	$446,821
Cost of goods sold (includes buying, distribution, and occupancy costs)	99,615	107,609	269,481	312,247
Gross profit	40,660	47,171	83,928	134,574
Selling, general and administrative expenses	37,122	39,467	101,082	114,614
Operating income (loss)	3,538	7,704	(17,154)	19,960
Other (expense) income, net	(28)	911	692	2,312
Income (loss) before income taxes	3,510	8,615	(16,462)	22,272
Income tax expense (benefit)	1,397	2,227	(6,446)	5,923
Net income (loss)	$2,113	$6,388	$(10,016)	$16,349
Basic income (loss) per share of Class A and Class B common stock	$0.07	$0.22	$(0.34)	$0.55
Diluted income (loss) per share of Class A and Class B common stock	$0.07	$0.21	$(0.34)	$0.55
Weighted average basic shares outstanding	29,708	29,529	29,693	29,501
Weighted average diluted shares outstanding	29,810	29,759	29,693	29,745

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 31, 2020	November 2, 2019
Cash flows from operating activities
Net (loss) income	$(10,016)	$16,349
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,571	15,330
Stock-based compensation expense	1,517	1,648
Impairment of long-lived assets	929	—
Loss on disposal of assets	67	584
Gain on sales and maturities of marketable securities	(685)	(1,391)
Deferred income taxes	(1,142)	(470)
Changes in operating assets and liabilities:
Receivables	(3,912)	1,716
Merchandise inventories	(9,035)	(14,528)
Prepaid expenses and other current assets	1,912	(1,045)
Accounts payable	16,130	12,901
Accrued expenses	2,392	(1,740)
Accrued compensation and benefits	2,906	(1,443)
Operating lease liabilities	6,109	(1,555)
Deferred revenue	(710)	(1,852)
Net cash provided by operating activities	21,033	24,504
Cash flows from investing activities
Purchases of property and equipment	(6,395)	(10,636)
Purchases of marketable securities	(30,946)	(96,810)
Proceeds from marketable securities	75,157	111,504
Net cash provided by investing activities	37,816	4,058
Cash flows from financing activities
Proceeds from line of credit	23,675	—
Repayment of line of credit	(23,675)	—
Dividends paid	(29,677)	(29,453)
Proceeds from exercise of stock options	—	412
Taxes paid in lieu of shares issued for stock-based compensation	—	(85)
Net cash used in financing activities	(29,677)	(29,126)
Change in cash and cash equivalents	29,172	(564)
Cash and cash equivalents, beginning of period	70,137	68,160
Cash and cash equivalents, end of period	$99,309	$67,596

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2019 Q3	229	4	1	232	1,732
2019 Q4	232	8	—	240	1,776
2020 Q1	240	—	1	239	1,768
2020 Q2	239	—	1	238	1,760
2020 Q3	238	1	1	238	1,753
Note: The store counts noted above do not reflect the impact of stores temporarily closed as a result of the COVID-19 pandemic.

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com